Exhibit 6.31

PACASO INC.

EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED SHARE UNIT AWARD

GRANT NUMBER: [●]

Terms defined in the Pacaso Inc. Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Share Unit Award (“Notice of Grant”).

Name:	[●]

Address:	[●]

You (“Participant”) have been granted an award of Restricted Share Units (“RSUs”), subject to the terms and conditions of the Plan and the attached Restricted Share Unit Agreement (the “Agreement”), both of which are incorporated herein by reference, as follows:

Total Number of RSUs:	[●]

Date of Grant:	[●]

Expiration Date:	The earlier to occur of: (a) the date on which settlement of all vested RSUs granted hereunder occurs and (b) the seventh anniversary of the Date of Grant.

Vesting:	Settlement of RSUs is conditioned on satisfaction of a liquidity event requirement (the “Liquidity Event Requirement”) before the Expiration Date. The Liquidity Event Requirement will be satisfied on the first to occur of (i) the date that is the earlier of (x) the first Quarterly Installment Date that is on or after first trading day following expiration of the “lock up” period after the effective date of an Initial Public Offering or (y) February 25 of the calendar year following the year in which the Initial Public Offering was declared effective, or (ii) a Change in Control of the Company (the earlier of (i) and (ii) being a “Vesting Event”). The term “Quarterly Installment Date” shall mean each of February 25, May 25, August 25 and November 25 of a given calendar year.

Settlement:	The RSUs shall be settled on the Vesting Event by delivering one Share for each RSU that has become vested. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Notice of Grant.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by Applicable Law, that Participant has read this Notice of Grant, the Agreement and the Plan.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by Applicable Law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, the Notice of Grant, this Agreement, the information described in Rules 701(e)(2), (3), (4) and (5) under the Securities Act, account statements, or other communications or information) whether via the Company’s intranet or the Internet site of such third party or via email or such other means of electronic delivery specified by the Company.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice of Grant and the Agreement.

PARTICIPANT	PACASO INC.

By:	By:
[Name]	[Name, Title]

RESTRICTED SHARE UNIT AGREEMENT UNDER THE

PACASO INC. EQUITY INCENTIVE PLAN

Participant has been granted Restricted Share Units (“RSUs”) subject to the terms, restrictions and conditions of the Pacaso Inc. Equity Incentive Plan (the “Plan”), the Notice of Restricted Share Unit Award (“Notice of Grant”) and this Restricted Share Unit Agreement (this “Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

1. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

2. Dividend Equivalents. Dividend equivalents, if any, shall not be credited to Participant in respect of Participant’s RSUs, except as otherwise permitted by the Committee.

3. No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, other than by will or by the laws of descent and distribution. Any transferee who receives an interest in the RSU or the underlying Shares upon the death of Participant shall acknowledge in writing that the RSU shall continue to be subject to the restrictions set forth in this Section 3, Section 6 and Section 13 below.

4. Termination. The RSUs shall terminate on the Expiration Date or earlier as provided in this Agreement or the Plan.

5. Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice of Grant, this Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of each of the foregoing documents, (b) represents that Participant has carefully read and is familiar with their provisions, and (c) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.

6. Limitations on Transfer of Stock. In addition to any other limitation on transfer created by Applicable Laws, Participant shall not assign, encumber or dispose of any interest in the Shares issued pursuant to this Agreement except in compliance with the provisions of the Plan, the Company’s Bylaws, the Company’s then current Insider Trading Policy and Applicable Laws.

7. Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such shares or interest subject to the provisions of this Agreement, including the transfer restrictions of Sections 3, 6 and 13, and the Company’s Bylaws, and the transferee shall acknowledge such restrictions in writing. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

8. Responsibility for Taxes.

(a) Regardless of any action the Company or, if different, the Subsidiary of the Company to which Participant renders services (the “Service Recipient”) takes with respect to any or all tax withholding obligations pursuant to Section 12 of the Plan (“Tax-Related Obligations”), Participant acknowledges that the ultimate liability for all Tax-Related Obligations legally due by Participant is and remains Participant’s responsibility, may exceed the amount actually withheld by the Company or the Service Recipient, and that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Obligations in connection with any aspect of the award, including the grant and settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends, and (ii) do not commit to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Obligations or achieve any particular tax result. Participant acknowledges that if Participant is subject to Tax-Related Obligations in more than one jurisdiction, the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Obligations in more than one jurisdiction.

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(b) Prior to any relevant taxable or tax withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Obligations. In this regard, Participant authorizes the Company and/or the Service Recipient to withhold all applicable Tax-Related Obligations legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient. With the Company’s consent, these arrangements may also include, if permissible under Applicable Law, (i) withholding Shares that otherwise would be issued to Participant when Participant’s RSUs are settled; (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf and Participant hereby authorizes such sales by this authorization); (iii) Participant’s payment of a cash amount; or (iv) any other arrangement approved by the Company, in each case subject to such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that if Participant is a Section 16 officer of the Company under the Exchange Act, the withholding methods described in subsections (ii), (iii) and (iv) above will only be used if the Committee (as constituted to satisfy Rule 16b-3 of the Exchange Act) determines, in advance of the applicable withholding event, that one or more of those withholding methods will be used in lieu of withholding Shares.

(c) Depending on the withholding method, the Company and/or the Service Recipient may withhold or account for Tax-Related Obligations by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. In the case of withholding in Shares, the Company shall issue the net number of Shares to Participant by deducting the Shares retained for Tax-Related Obligations from the Shares issuable upon vesting. For tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Obligations.

(d) Participant shall pay to the Company and/or the Service Recipient any amount of Tax-Related Obligations that the Company and/or the Service Recipient may be required to withhold as a result of Participant’s participation in the Plan or Participant’s acquisition of Shares that cannot be satisfied by the means previously described. Finally, Participant acknowledges that the Company has no obligation to deliver Shares to Participant until Participant has satisfied the obligations in connection with the Tax-Related Obligations as described in this Section 8. In this regard, Participant authorizes the Company to instruct the broker whom it has selected for this purpose to sell a number of Shares to be issued upon the vesting or settlement of Participant’s RSUs to meet the withholding obligation for Tax-Related Obligations.

9. Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments (such as settlement of the RSUs) (“Payments”) provided under this Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such Payment shall not be made or commence until the earlier of (a) the expiration of the six (6)-month period measured from Participant’s separation from service from the Company or the Service Recipient or (b) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first Payment thereof will include a catch-up Payment covering the amount that would have otherwise been paid during the period between Participant’s termination of employment and the first Payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A, the provision will be read in such a manner so that all Payments hereunder are exempt from Section 409A to the maximum permissible extent and, for any Payments where such construction is not reasonable, that those Payments comply with Section 409A to the maximum permissible extent. To the extent any Payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such Payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate Payments for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.

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10. U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon vesting and/or settlement of the RSUs and/or acquisition or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such vesting, settlement, acquisition or disposition.

11. Compliance with Laws and Regulations. The Plan and this Agreement are intended to comply with Section 25102(o) of the California Corporations Code (“25102(o)”) and Rule 701 et seq. promulgated by the SEC under the Securities Act (“Rule 701”). Any provision of this Agreement that is inconsistent with Section 25102(o) or Rule 701 shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 25102(o) and/or Rule 701. The issuance and transfer of Shares will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Committee may request of Participant for compliance with Applicable Laws) with all applicable U.S. and non-U.S. federal, state and local securities and other laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Company’s equity securities may then be listed or quoted, as they are in effect on the Date of Grant and also on the date of settlement. Participant may not be issued any Shares if such issuance would constitute a violation of any applicable U.S. and non-U.S. federal, state or local securities laws or other law or regulations or the requirements of any stock exchange or automated quotation system upon which the Shares or other equity securities of the Company may then be listed or quoted. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell such Shares.

12. Legend on Certificates. The certificates representing the Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Agreement, the Company’s Bylaws, or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other Company equity securities are listed, and any applicable U.S. and non-U.S. federal, state or local laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13. Market Standoff Agreement. Participant agrees that, if requested by the Company in connection with an Initial Public Offering, Participant will not sell, offer for sale or otherwise dispose of the Shares for such period of time as is determined by the Board, provided that at least of the majority of the Company’s Directors and officers who hold Shares at such time are similarly bound.

14. Data Privacy.

(a) Participant hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other award materials by and among, as applicable, the Service Recipient, the Company, and any Subsidiary or Affiliate of the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b) Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares granted, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

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(c) Participant understands that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment or service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant the RSUs or other equity awards to Participant, or administer or maintain such awards. Therefore, Participant understands, however, that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

(d) Finally, upon request of the Company or the Service Recipient, Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Service Recipient may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be able to participate in the Plan if Participant fails to provide any such consent or agreement requested by the Company and/or the Service Recipient.

15. Representations and Warranties. Participant represents and warrants to the Company as follows, and upon settlement of the RSUs shall be deemed to acknowledge and re-make each of the following representations and warranties (and such other representations and warranties as the Company reasonably may request for purposes of complying with applicable securities laws), and any issuances of Shares pursuant to this Agreement shall be made in reliance upon such representations and warranties:

(a) Participant has the legal capacity to execute, deliver and perform Participant’s obligations under this Agreement. The execution, delivery and performance by Participant of this Agreement does not contravene, and will not result in a default under, any mortgage, instrument, agreement, contract or undertaking to which Participant is a party or by which Participant is bound. This Agreement constitutes a valid and binding obligation of Participant, enforceable against Participant in accordance with its terms.

(b) Participant has received and reviewed the Offering Memorandum provided by the Company in connection with the grant of the RSUs.

(c) Participant understands that the RSUs and the Shares that may be issued pursuant to this Agreement have not been registered under the Securities Act, or any applicable state securities laws, and that the Shares that may be issued pursuant to this Agreement may not be resold by Participant except in a transaction which is registered under the Securities Act and applicable state securities laws or which is exempt from such registration. Participant acknowledges, therefore that Participant may be required to hold such Shares indefinitely. Participant further acknowledges that the Company will be under no obligation to register the Shares with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

(d) Participant understands that no federal or state agency has passed upon the merits or risks of the RSUs or the Shares or made any finding or determination concerning the fairness or advisability thereof.

(e) Participant is acquiring the RSUs and any Shares that may be issued pursuant to this Agreement for investment purposes only and not with a view to, or for resale in connection with, any “distribution” (as used in the Securities Act or other applicable securities laws) of any such Shares.

(f) Participant and/or Participant’s business, tax, and/or other advisors, have adequate knowledge concerning the RSUs, the Shares and the Company, including the Company’s business, financial condition, and prospects, to evaluate an investment in the Shares, and have evaluated the merits, disadvantages, and risks associated with the RSUs and the Shares.

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(g) Participant acknowledges that an investment in Shares is a speculative investment, with limited liquidity, and is subject to the risk of complete loss. Participant also acknowledges that there is not now, and that there may not be in the future, any market for the Shares that may be issued pursuant to this Agreement. Participant is able, without impairing Participant’s financial condition, to hold the Shares that may be issued pursuant to this Agreement for an indefinite period and to suffer a complete loss of such Shares.

(h) The location of Participant’s principal residence is accurately set forth on the first page of the Notice of Grant.

(i) Participant acknowledges the restrictions on the transfer of the RSUs and the Shares that may be issued pursuant to this Agreement, as provided in this Agreement, the Plan and the Company’s Bylaws.

(j) Participant has been afforded an opportunity to ask questions and receive answers concerning the Plan, the RSU’s, this Agreement, the Shares that may be issued pursuant to this Agreement and the Company and has been provided with any additional information that Participant has requested.

16. No Rights as Employee, Director or Consultant. Except to the extent otherwise provided under Applicable Law or individual written agreement between Participant and the Company (or, if applicable, a Subsidiary of the Company), nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Subsidiary of the Company, to terminate Participant’s employment or service, for any reason, with or without Cause. Except to the extent otherwise provided under Applicable Law or individual written agreement between Participant and the Company (or, if applicable, a Subsidiary of the Company), Participant understands that his or her employment, consulting or other service relationship with the Company or a Subsidiary of the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in the Notice of Grant, this Agreement or the Plan changes the “at-will” nature of that relationship.

17. General Provisions.

(a) Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

(b) Entire Agreement; Modification. The Plan and the Notice of Grant are each incorporated herein by reference. This Agreement, the Notice of Grant and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior undertakings and agreements with respect to such subject matter. Except as contemplated under the Plan (including, without limitation, Section 10 thereof), or except for any amendment or other action contemplated under Sections 9 or 10 hereof or any other amendment or action that may be required or desirable to facilitate compliance with Applicable Law or to mitigate adverse accounting consequences, no modification of or amendment to this Agreement that materially and adversely affects the rights of Participant shall be effective unless agreed to in writing by the parties to this Agreement.

(c) Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

(d) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

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(e) Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

(f) Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

18. Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time an electronic confirmation of receipt is received, if delivery is by email; (c) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (d) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (e) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. Any notice for delivery outside the United States will be sent by email, facsimile or by express courier. Any notice not delivered personally or by email will be sent with postage and/or other charges prepaid and properly addressed to Participant at the last known address or facsimile number on the books of the Company, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto or, in the case of the Company, to it at its principal place of business. Notices to the Company will be marked “Attention: Chief Legal Officer.” Notices by facsimile shall be machine verified as received.

19. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

20. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

21. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22. Nature of Grant. In accepting the RSUs, Participant acknowledges, understands and agrees that: (a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted in the past; (c) all decisions with respect to future Restricted Share Units or other grants, if any, will be at the sole discretion of the Company; (d) Participant is voluntarily participating in the Plan; (e) the RSUs and the Shares allocated to the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (f) the future value of the Shares is unknown, indeterminable, and cannot be predicted with certainty; and (g) if the RSUs are settled and Participant receives some or all of the Shares allocated to the RSUs, the value of such Shares may increase or decrease in value.

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